EXHIBIT 99.1

AMETEK RECOMMENDS STOCKHOLDERS REJECT

MINI-TENDER OFFER BY TRC CAPITAL CORPORATION

BERWYN, PA, APRIL 4, 2019 – AMETEK, Inc. (NYSE: AME) has been notified of an unsolicited mini-tender offer by TRC Capital Corporation (“TRC”) to purchase up to 2,000,000 shares of AMETEK common stock, representing approximately 0.88% of the outstanding shares of AMETEK common stock. TRC’s offer price of $79.50 per share was 4.18% lower than the closing price per share of AMETEK common stock on March 29, 2019, the last trading day before the commencement of the offer.

AMETEK does not endorse TRC’s unsolicited mini-tender offer and is not associated in any way with TRC, its mini-tender offer or its mini-tender offer documents. AMETEK recommends that stockholders not tender their shares in response to TRC’s offer, or, if stockholders have already tendered shares, that they withdraw their shares by providing the written notice described in the TRC mini-tender offer documents prior to the expiration of the offer, currently scheduled for 12:01 a.m. (Eastern Time) on May 1, 2019, because it was commenced at a below-market offer price, is highly conditional and is not subject to important investor protections.

Mini-tender offers, such as TRC’s offer, seek to acquire less than five percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements afforded to larger tender offers under the rules of the U.S. Securities and Exchange Commission (the “SEC”). As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws. The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s cautionary advice to investors regarding these offers is on its website at: www.sec.gov/investor/pubs/minitend.htm.

AMETEK urges investors to obtain current market quotations for their shares, to consult with their broker or financial advisor and to exercise caution with respect to TRC’s offer.

AMETEK encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at: www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and NASD’s Notice to Members 9-53, issued July 1999, regarding guidance to members forwarding mini-tender offers to their customers, which can be found at http://www.finra.org/sites/default/files/NoticeDocument/p004221.pdf.

AMETEK requests that a copy of this press release be included with all distributions of materials relating to TRC’s mini-tender offer related to shares of AMETEK common stock.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

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